Exhibit 23.1


ELECTROMAGNETIC SCIENCES, INC.
AND SUBSIDIARIES


Independent Auditors' Consent



The Board of Directors and Stockholders
Electromagnetic Sciences, Inc. :

We consent to incorporation by reference in the Registration Statements (No. 2-76455, No., 2-78442, No. 2-94049, No. 33-31216,
No. 33-38829, No. 33-41041, No. 33-41042 and No. 33-50528) on
Form S-8 of Electromagnetic Sciences, Inc. of our reports dated January 27, 1996, relating to the consolidated balance sheets of Electromagnetic Sciences, Inc. and subsidiaries as of December
31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and all related schedules, which reports appear in the December 31, 1995 annual report on Form 10-K of Electromagnetic Sciences, Inc.




                                         KPMG Peat Marwick LLP



Atlanta, Georgia
March 28, 1996